For Immediate Release

Contact:

Dennis Craven (Company) Mark Murphy Jerry Daly or Carol McCune

Chief Financial Officer Acquisitions Daly Gray (Media)

(561) 227-1302 (561) 227 1336 (703) 435-6293

Innkeepers USA Acquires 49 Percent Interest in Raleigh, N.C. Sheraton Hotel

PALM BEACH, Fla., November 28, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT), today announced that it has acquired a 49 percent interest in the 355-room Sheraton Capital Center Hotel in Raleigh, N.C. The property was purchased in a joint venture with Gencom Group, a private, Miami-based hospitality investment firm, for approximately $42 million, which includes $5 million for renovations which are expected to begin shortly.

The new joint venture funded the acquisition with $8.5 million in cash and approximately $33.5 million in debt from CapitalSource Finance LLC. Innkeepers funded its portion of the cash from borrowings on its unsecured line of credit. The debt issued by the joint venture is floating rate debt to bear interest at LIBOR plus 285 basis points and matures in November 2009, and the joint venture can extend the maturity up to two years under certain conditions. Innkeepers Hospitality, which has managed the property since 2003, will continue to operate the hotel under a revised long-term agreement.

"This is our first joint-venture property and adds another dimension to our flexible acquisition/development growth strategy," said Jeffrey H. Fisher, Innkeepers chief executive officer and president. "At a price of approximately $118,000 per key including approximately $5

- more -

Innkeepers USA

million in upgrades required by Starwood as a result of the acquisition, we felt it was a very attractive opportunity with compelling economics and the potential to generate positive long-term shareholder returns. It also allows us to establish a solid working relationship with an excellent partner and sets the stage for additional opportunities for structured transactions with The Gencom Group."

Located at 421 S. Salisbury St. in the heart of downtown Raleigh, the 355-room Sheraton Capital Center is attached to the Hanover Office Building and within walking distance of the Raleigh Convention and Conference Center, the State Capitol, museums, restaurants, nightlife, and the BTI Center for the Performing Arts. Hotel amenities include a full-service restaurant, lounge, coffee bar, indoor heated pool, whirlpool, fitness facility, concierge, room service and a business center. Guest rooms feature high-speed Internet access and Sheraton's Sweet Sleeper beds.

Innkeepers USA Trust owns or is invested in 76 hotels with a total of 10,259 suites or rooms in 21 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as "should", "may", "believe" and "estimate", or assumptions, estimates or

- more -

Innkeepers USA

forecasts about future hotel and Company performance and results, and the Company's future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company's expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company's key markets (e.g. the Silicon Valley, CA, Northern NJ, Washington,

DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company's hotel rooms and the availability and terms of financing, (v) risk that the company's ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks that the company may be uninsured or underinsured against property, casualty or other risks that may negatively affect its properties, or business, including but not limited to earthquakes or hurricanes; (ix) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (x) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company's hotels in particular, (xi) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xii) governmental regulation that may increase the company's cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company's expectation, or for any other reason.